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                                                                    EXHIBIT 99.1



COMPANY CONTACT:                             MEDIA CONTACTS:
---------------                              --------------

Andrew Wiseman, Ph.D.                        Virginia Amann or Trista Morrison
Sr. Director of Business Development         Atkins + Associates
La Jolla Pharmaceutical Company              for La Jolla Pharmaceutical Company
858-646-6615                                 858-527-3490
andrew.wiseman@ljpc.com                      tmorrison@irpr.com


     RESULTS FROM TWO RIQUENT(TM) TRIALS SHOW LUPUS PATIENTS WITH SUSTAINED
           REDUCTIONS IN ANTIBODIES TO dsDNA HAVE FEWER RENAL FLARES

SAN DIEGO, MARCH 31, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that additional analyses of data from its Phase 3 and Phase 2/3 studies of Riquent(TM) for the treatment of lupus renal disease demonstrate statistically significant correlations between reductions in antibodies to double-stranded DNA (dsDNA) and a reduced risk of renal flare in lupus patients (Phase 3: p < 0.0001, Phase 2/3: p = 0.0004). Furthermore, the Phase 3 trial results demonstrated that Riquent lowers levels of antibodies to dsDNA in a statistically significant manner (p < 0.0001), although the trial did not reach statistical significance for its primary endpoint, time to renal flare. These results were presented by Matthew Linnik, Ph.D., Chief Scientific Officer and Executive Vice President of Research of La Jolla Pharmaceutical Company at the Biomarkers for the Assessment of Systemic Lupus Erythematosus Conference in Bethesda, MD.

In the Phase 3 study, renal flares occurred approximately one fifth as often in patients with sustained reductions in antibodies to dsDNA compared with patients with unchanged or increasing antibodies. Patients with sustained reductions were defined as those who had 10% or more reduction in antibodies to dsDNA for two-thirds or more of all observed values. Renal flares are episodes of inflammation that can cause kidney damage and failure.

PHASE 3 STUDY RESULTS: In patients with sustained reductions, renal flares occurred in only 4% or 5 of 121 patients compared with patients who did not experience sustained reductions, where renal flares in occurred in 20% or 36 of 177 patients (p < 0.0001). Twice as many Riquent-treated patients had sustained reductions (80 of 145 or 55%) compared with placebo-treated patients (41 of 153 or 27%).

PHASE 2/3 STUDY RESULTS: In patients with sustained reductions, renal flares occurred in only 3% or 2 of 67 patients compared with patients who did not experience sustained reductions, where renal flares occurred in 21% or 26 of 122 patients (p = 0.0004). Four times as many Riquent-treated patients had sustained reductions (54 of 92 or 59%) compared with placebo-treated patients (13 of 97 or 13%).

The results of both studies also confirm the correlation between increasing levels of antibodies to dsDNA and the occurrence of renal flares in lupus patients (Phase 3: p<0.0001 and Phase 2/3: p<0.0007).

"Few diseases are as frustratingly enigmatic as lupus, but today, one more piece of this medical puzzle appears to have fallen into place. These results indicate that antibodies to dsDNA are correlated with renal disease in lupus and that lupus patients with reduced levels of antibodies to dsDNA have a lower risk of renal flare," said Steve Engle, Chairman and CEO of La Jolla Pharmaceutical Company.
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"Although one of the strongest indicators of lupus is the presence of antibodies to dsDNA and many have suspected that these antibodies are a key cause of renal disease in lupus patients, the proof has been elusive," added Engle. "These encouraging findings, in two of the largest and longest controlled trials conducted in lupus, appear to demonstrate the pathogenic nature of antibodies to dsDNA. For lupus patients, this may be a critical step forward in understanding the cause of their disease."

ANTIBODIES TO dsDNA AND COMPLEMENT C3: Additional data from the two trials also demonstrate an inverse relationship between levels of antibodies to dsDNA and levels of complement C3 (p < 0.001). Complement C3 is a protein that contributes to inflammation and often decreases during a renal flare and increases following treatment for flare. Following treatment with Riquent, antibodies to dsDNA decreased and C3 levels increased, which is consistent with a positive biological effect.

In the Phase 3 study, 298 patients were enrolled and treated for up to 22 months. In the Phase 2/3 study, 189 patients were enrolled and treated for up to 18 months. In both studies, a validated Farr assay was utilized to measure antibodies to dsDNA. The assays were run at a central laboratory to ensure consistency and blood samples were collected on a weekly to monthly basis.

BIOMARKERS FOR THE ASSESSMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS: Approximately 100 lupus clinicians, researchers and patients are meeting to discuss the potential use of lupus biomarkers such as antibodies to dsDNA to assess disease activity and as indicators of response to therapy. The conference is co-sponsored by the Lupus Foundation of America, the Alliance for Lupus Research, The Lupus Research Institute, and Rheuminations, Inc. Invited speakers include experts from academia, the National Institutes of Health, the healthcare industry and the Food and Drug Administration.

BACKGROUND INFORMATION

EPIDEMIOLOGY OF LUPUS AND ANTIBODIES TO dsDNA: About 90% of individuals diagnosed with lupus are women, and 80% of those afflicted develop the disease between the ages of 15 and 45. Approximately 50% of lupus patients will develop renal disease, which is a leading cause of death in lupus patients. The presence of antibodies to dsDNA is an important criterion for the diagnosis of lupus and antibodies to dsDNA are rarely found in normal subjects. Up to 80% to 90% of lupus patients test positive for the presence of antibodies to dsDNA. The use of concomitant immunosuppressive agents to treat the symptoms of lupus may significantly reduce the production of antibodies to dsDNA, making their detection more difficult.

PATHOLOGY OF ANTIBODIES TO dsDNA: First observed in 1967, large amounts of antibodies to dsDNA can be extracted from kidneys of lupus patients and these antibodies often have a much higher affinity for dsDNA than antibodies in the circulation. Antibodies to dsDNA are thought to be highly pathogenic and are specific to lupus. Antibodies to dsDNA have been shown to bind directly to kidney membrane structures. Some antibodies to dsDNA bind directly to DNA-like components of the kidney membrane, which may lead to increased organ damage. These antibodies form immune complexes that lodge in the kidney where they can cause tissue damage.
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RENAL DISEASE AND ANTIBODIES TO dsDNA: In lupus patients, high levels of antibodies to dsDNA usually correlate with active renal disease. While these antibodies are present in the majority of patients with lupus, rises in antibodies to dsDNA are believed to predict a worsening of disease. Some published clinical studies in lupus have shown similar results to what was presented today and others have not. Some studies did not use a central laboratory to control variability, sampled too infrequently, did not use the Farr assay or did not use a validated assay.

CURRENT THERAPIES TO CONTROL LUPUS DISEASE: Immunosuppressive drugs used today to control lupus can suppress the entire immune system, including the production of antibodies to dsDNA. Immunosuppressive agents can be associated with poor tolerability, significant toxicity and organ damage and limit their usage. Infections due to immunosuppression are a leading cause of death in lupus.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent(TM), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we expect to meet with the regulatory authorities to discuss the results of our Phase 3 trial of Riquent(TM), there is no guarantee that a meeting with the regulatory authorities can be held in a timely manner, or at all, or that our meetings with them will result in us being able to continue to develop Riquent. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The clinical results from our recently completed
Phase 3 clinical trial of Riquent are unlikely to be sufficient to obtain regulatory clearance to market Riquent either in the U.S. or Europe. We likely will be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent before we can seek to obtain marketing approval. .. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories, may require regulatory approval, and may be necessary for the approval and the commercialization of Riquent. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required
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regulatory approvals, including delays associated with any approvals that we may obtain; the clear need for additional financing; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form
10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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